EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G relating to the common stock of Aries Maritime Transport Limited, to which this agreement is attached as an exhibit, is filed on behalf of each of the undersigned.  The undersigned further agree that any amendments thereto shall be filed on behalf of each of them.

Dated: October 21st, 2009

Investment Bank of Greece Societe Anonyme

By:	/s/ Iraklis Kounadis
Name: Iraklis Kounadis
Title: C.E.O.

Marfin Egnatia Bank Societe Anonyme

By:	/s/ Konstantinos Vasilakopoulos
Name: Konstantinos Vasilakopoulos
Title: Chief Executive Officer

Marfin Popular Bank Public Company Limited

By:	/s/ Efthimios Bouloutas
Name: Efthimios Bouloutas
Title: Chief Executive Officer